Exhibit 10.2

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This Agreement is made and entered into as of the 21st day of September, 2014 (the “Effective Date”) by and among Viasystems Group, Inc. (“Viasystems”) and, Viasystems, Inc. (“Inc.” and, together with Viasystems and the other subsidiaries of Viasystems set forth on the signature pages hereto, “Employer”), and Gerald G. Sax (“Employee”).

WITNESSETH:

WHEREAS, Employee is an executive of Employer who is expected to make major contributions to the profitability, growth and financial strength of Employer;

WHEREAS, Employer recognizes that the possibility of a Change in Control (as defined below) exists;

WHEREAS, Employer desires to assure itself of both present and future continuity of management and desires to establish certain minimum severance benefits for certain of its executives, including Employee, applicable in the event of a Change in Control;

WHEREAS, Employer wishes to ensure that its executives are not distracted from discharging their duties in respect of a proposed or actual transaction involving a Change in Control;

WHEREAS, Employer desires to provide additional inducement for Employee to remain in the employ of Employer; and

WHEREAS, Employer and Employee entered into an Employment Agreement as of July 1, 1999, which was amended and restated on August 15, 2005, and desire to further amend and restate the terms of such Agreement as set forth herein.

NOW, THEREFORE, Employee and Employer, in consideration of the agreements, covenants and conditions herein contained, hereby agree as follows:

1. Certain Defined Terms. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

“Cause” shall mean fraud, dishonesty, or the unauthorized use of any of Employer’s trade secrets or Confidential Information.

“Change in Control” shall mean the occurrence of one of the following events after the Effective Date:

(a)	any “person” or “group” as those terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successors thereto is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto), directly or indirectly, of securities of Viasystems representing 50% or more of the combined voting power of the Viasystems’s then outstanding securities;

(b)	the individuals who constitute the Board of Directors of Viasystems as of the Effective Date cease for any reason, including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board of Directors of Viasystems; provided that, any person who becomes a director of Viasystems subsequent to the Effective Date shall be considered a director of Viasystems as of the Effective Date if such person’s election or nomination for election was approved by a vote of at least two-thirds (2/3) of the directors then in office; but provided further that, any such person whose initial assumption of office on the Board of Directors of Viasystems is in connection with an actual or threatened election contest relating to the election of members of the Board of Directors of Viasystems or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) other than the Board of Directors of Viasystems, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered a director of Viasystems as of the Effective Date;

(c)	the consummation of any merger, reorganization, consolidation or sale or other disposition of substantially all the assets of Viasystems, unless, following such transaction, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of Viasystems immediately prior to such Business transaction beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such Business transaction (including, without limitation, a company which, as a result of such transaction, owns Viasystems or all or substantially all of the Viasystems’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such transaction, of the outstanding voting securities of Viasystems;

(d)	the stockholders of Viasystems approve any plan or proposal for the complete liquidation or dissolution of Viasystems;

(e)	the stockholders of Viasystems approve the sale or other disposition of all or substantially all of the assets of Viasystems and such transaction is consummated; or

(f)	the stockholders of Viasystems approve a going private transaction which will result in the securities of Viasystems no longer being publicly traded and such transaction is consummated.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Customers” shall mean any person, entity, or institution, including the employees, agents, or representatives who controlled, directed, or influenced the purchasing decisions of any such person, entity, or institution, to whom or to which Employee sold, negotiated the sales, supported, marketed, or promoted products or services on behalf of Employer during the last one (1) year in which Employee was employed by Employer or about which Employee had access to Confidential Information.

“Competing Business” shall mean any business whose efforts are in competition with the efforts of the Employer or any of its affiliates with respect to the fabrication of printed circuit boards.

“Good Reason” shall mean the initial occurrence, without the Employee’s consent, of one or more of the following events:

(a)	a material diminution in his salary;

(b)	a material diminution in his authority, duties or responsibilities;

(c)	a material change in the geographic location at which he must perform services;

(d)	a material reduction in his bonus opportunity; and

(e)	any other action or inaction that constitutes a material breach by the Employer of this Agreement or any other employment agreement under which the Employee provides services;

provided, however, that “Good Reason” shall not be deemed to exist unless:

(a)	the Employee has provided notice to the Employer of the existence of one or more of the conditions listed in (a) through (e) above within 90 days after the initial occurrence of such condition or conditions; and

(b)	such condition or conditions have not been cured by the Employer within 30 days after receipt of such notice.

“Protection Period” shall mean the period of time commencing on the date of the first occurrence of a Change in Control and continuing until the earlier of (i) the second anniversary of the occurrence of the Change in Control, or (ii) Employee’s death.

“Total Disability” shall be deemed to have occurred if Employee shall have been unable to perform the Employee’s duties of Employment due to mental or physical incapacity for a period of six (6) consecutive months or for any one hundred (100) working days out of a twelve (12) consecutive month period.

2. Basic Employment Provisions.

(a) Employment and Term. Employer hereby agrees to employ Employee (hereinafter referred to as the “Employment”) as Senior Vice President and CFO of Viasystems (the “Position”), and Employee agrees to be employed by Employer in such Position (the “Employment Period”) until terminated pursuant to Sections 4 or 5.

(b) Duties. Employee in the Position shall be subject to the direction and supervision of the Chief Executive Officer of Viasystems (the “CEO”) and shall have those duties and responsibilities which are assigned to Employee during the Employment Period by the CEO consistent with the Position, provided that the CEO shall not assign any greater duties or responsibilities to the Employee than those assigned prior to the date hereof. Subject to the Employee’s faithful and adequate discharge of such duties, the Employee shall be free to participate in other endeavors. Employee agrees to perform faithfully the duties assigned to Employee to the best of Employee’s ability.

3. Compensation.

(a) Salary. Employer shall pay to Employee during the Employment Period a salary as basic compensation for the services to be rendered by Employee hereunder. The initial amount of such salary shall be Four Hundred Thirteen Thousand Two Hundred Dollars ($413,200) per annum. Such salary shall be reviewed by the CEO and may be increased in the CEO’s sole discretion but may not be reduced. Such salary shall accrue and be payable in accordance with the payroll practices of Employer in effect from time to time.

(b) Bonus. During the Employment Period, Employee shall be eligible to receive an annual bonus (payable by the Employer) in an amount in accordance with the Senior Executive MBO Bonus Plan or any other plan adopted by Employer applicable to other senior executives (the “Annual Bonus Plan”).

(c) Benefits. During the Employment Period, Employee shall be entitled to such other benefits as are customarily accorded the executives of Employer, including without limitation, group life, hospitalization and other insurance and vacations.

(d) Medical Benefits. During the lifetime of Employee and/or Employee’s spouse, whether or not the Employment Period or this Agreement has terminated for any reason, Employer shall provide health coverage to Employee and/or Employee’s spouse at least equal to the health coverage granted to Employee on the date hereof at no cost to Employee and/or Employee’s spouse. Employee will be required to pay the full cost of the health coverage in the applicable heath care plans on an after-tax basis. On the first day of the month following each calendar quarter (i.e. April 1, July 1, October 1, and January 1) for which the Employee and/or Employee’s spouse receives health coverage, Employer shall make a payment to Employee and/or Employee’s spouse equal to the sum of: (i) the amount paid by the Employee and/or Employee’s spouse for such continuation coverage in the prior calendar quarter and (ii) an amount sufficient to cover the effect of federal, state and local income taxes that may apply on the payments described in the immediately preceding clause (i), taking into account the highest marginal tax rate in effect at the time of such payment.

(e) Directors and Officers Insurance. Employer will use its best efforts to obtain and to maintain a policy of insurance on directors and officers of Employer in amounts to be determined by Employer, in its reasonable judgment based upon companies similarly situated.

4. Termination During Protection Period Following a Change in Control.

(a) Termination Without Cause. In the event of the occurrence of a Change in Control, if the Employment of Employee under this Agreement is terminated by Employer without Cause during the Protection Period, the Employee shall be entitled to receive from the Employer: (i) an amount equal to 24 months of the Employee’s salary hereunder (based on the greatest of (1) the Employee’s base salary in effect on the Effective Date, (2) the Employee’s base salary in effect immediately prior to the date of the Change in Control, and (3) the Employee’s base salary in effect at the time of termination) (the “Change in Control Salary Severance”), such amount to be paid over a period of 18 months in accordance with the payroll practices of Employer, (ii) an amount equal to 70% of Change in Control Salary Severance, such amount to be paid over an 18-month period following the Employee’s termination of Employment in accordance with the payroll practices of Employer, (iii) continuation of the benefits to which Employee would otherwise be entitled pursuant to Section 3(c) during the 18-month period following the Employee’s termination of Employment, and (iv) reimbursement for expenses incurred by Employee to own and maintain an automobile as contemplated by Section 6 below during the 18-month period following the Employee’s termination of Employment.

(b) Termination for Good Reason. In the event of the occurrence of a Change in Control, if Employee voluntarily terminates Employment with Employer for Good Reason during the Protection Period, Employee shall be entitled to the payments and benefits described in Section 4(a).

(c) Death or Total Disability. In the event of the occurrence of a Change in Control, if Employee’s Employment terminates with Employer during the Protection Period as a result of the death or Total Disability of Employee, Employee shall be entitled to the payments and benefits described in Section 4(a).

(d) Termination for Cause or Voluntary Termination Other Than for Good Reason by Employee. If the Employment of Employee under this Agreement is terminated for Cause or if Employee voluntarily terminates his Employment other than for Good Reason, in either case, during the Protection Period, no further compensation or benefits pursuant to Sections 3(a), 3(b) and 3(c) shall be paid to Employee after the date of termination.

5. Other Terminations.

(a) Termination for Cause or Voluntary Termination by Employee. If the Employment of Employee under this Agreement is terminated for Cause or if Employee voluntarily terminates his Employment (including for Good Reason), in either case, other than during the Protection Period, no further compensation or benefits pursuant to Sections 3(a), 3(b) and 3(c) shall be paid to Employee after the date of termination.

(b) Termination Without Cause/Death or Total Disability. If the Employment of Employee under this Agreement is terminated other than during the Protection Period as a result of the death or Total Disability of Employee or by Employer without Cause, the Employee shall be entitled to receive from the Employer: (i) Employee’s then current salary hereunder (which shall not be less than the Employee’s base salary in effect on the Effective Date), for a period of 18 months following the Employee’s termination of Employment (the “Salary Severance”), such amount to be paid in accordance with the payroll practices of Employer, (ii) an amount equal to 70% of Salary Severance, such amount to be paid over an 18-month period following the Employee’s termination of Employment in accordance with the payroll practices of Employer, (iii) continuation of the benefits to which Employee would otherwise be entitled pursuant to Section 3(c) during the 18-month period following the Employee’s termination of Employment, and (iv) reimbursement for expenses incurred by Employee to own and maintain an automobile as contemplated by Section 6 below during the 18-month period following the Employee’s termination of Employment.

6. Expense Reimbursement. Upon submission of properly documented expense account reports, Employer shall reimburse Employee for all reasonable travel and entertainment expenses incurred by Employee in the course of his employment with Employer. During the term hereof, Employee will be reimbursed by Employer for expenses incurred by Employee to own and maintain an automobile including an amount sufficient to cover the effect of federal, state and local income taxes incurred on such reimbursements, taking into account the highest marginal tax rate in effect at the time of such reimbursement.

7. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto except that this Agreement and all of the provisions hereof may be assigned by Employer to any successor to all or substantially all of its assets (by merger or otherwise) and may otherwise be assigned upon the prior written consent of Employee.

8. Confidential Information.

(a) Non-Disclosure. During the Employment Period or at any time thereafter, irrespective of the time, manner or cause of the termination of this Agreement, Employee will not directly or indirectly reveal, divulge, disclose or communicate to any person or entity, other than authorized officers, directors and employees of the Employer, in any manner whatsoever, any Confidential Information (as hereinafter defined) of Employer without the prior written consent of the CEO.

(b) Definition. As used herein, “Confidential Information” means information disclosed to or known by Employee as a direct or indirect consequence of or through the Employment about Employer, or its respective businesses, products and practices which information is not generally known in the business in which Employer is or may be engaged. However, Confidential Information shall not include under any circumstances any information with respect to the foregoing matters which is (1) available to the public from a source other than Employee, (ii) released in writing by Employer to the public or to persons who are not under a similar obligation of confidentiality to Employer and who are not parties to this Agreement, (iii) obtained by Employee from a third party not under a similar obligation of confidentiality to Employer, (iv) required to be disclosed by any court process or any government or agency or department of any government, or (v) the subject of a written waiver executed by either Employer for the benefit of Employee.

(c) Return of Property. Upon termination of the Employment, Employee will surrender to Employer all Confidential Information, including without limitation, all lists, charts, schedules, reports, financial statements, books and records of the Employer, and all copies thereof, and all other property belonging to the Employer but Employee shall be accorded reasonable access to such Confidential Information subsequent to the Employment Period for any proper purpose as determined in the reasonable judgment of Employer.

9. Competitive Activity; Nonsolicitation.

(a) Restrictions on Competition. Employee agrees that while employed by the Employer, and for thirty-six (36) months after the last day Employee is employed by the Employer, Employee will not, without the written consent of the CEO, engage in, be employed by, perform services for, participate in the ownership, management, control or operations of, or otherwise be connected with, either directly or indirectly, any Competing Business. After the termination of Employee’s employment, this Section 9(a) will be geographically limited to areas or territories within the United States or in any foreign country where the Employer is engaged in, or has definite plans to become engaged in, any business activities.

(b) Prohibition on Solicitation of the Company’s Customers. Employee agrees that while employed by the Employer, and for thirty-six (36) months after the last day Employee is employed by the Employer, Employee will not, without the written consent of the CEO, directly or indirectly solicit, divert, appropriate to or accept on behalf of any Competing Business, or attempt to solicit, divert, appropriate to or accept on behalf of any Competing Business, any business from any customer or actively sought prospective customer of Employer with whom Employee has dealt, whose dealings with the Employer have been supervised by Employee or about whom Employee has acquired Confidential Information in the course of Employee’s Employment.

(c) Prohibition on Solicitation of the Employer’s Employees. Employee agrees that at all times while employed by the Employer, and for thirty-six (36) months thereafter, Employee will not solicit, cause to be solicited, or participate in or promote, directly or indirectly, the solicitation of any person to terminate that person’s employment with the Employer or to breach that person’s employment agreement with the Employer.

(d) Post-Employment Disclosure. If Employee’s Employment with the Employer terminates, Employee agrees that during the term of the restrictions described in Section 9(c), Employee will promptly inform the Employer of the identity of any new employer, the job title of Employee’s new position, and a description of any services to be rendered to that employer. In addition, Employee agrees to respond within ten (10) days to any written request from the Employer for further information concerning Employee’s work activities sufficient to provide the Employer with assurances that Employee is not violating any of the obligations Employee has undertaken in this Agreement.

(e) Tolling. In the event Employee breaches or violates Sections 9(a), 9(b), 9(c), or 9(d) hereinabove, the duration of the restrictions contained therein will be extended by the number of days Employee remains in breach or violation thereof. This provision may be specifically enforced.

10. No Violation. Employee hereby represents and warrants to Employer that the execution, delivery and performance of this Agreement or the passage of time, or both, will not conflict with, result in a default, right to accelerate or loss of rights under any provision of any agreement or understanding to which the Employee or, to the best knowledge of Employee, any of Employee’s affiliates are a party or by which Employee or, to the best knowledge of Employee, Employee’s affiliates may be bound or affected.

11. Captions. The captions, headings and arrangements used in this Agreement are for convenience only and do not in any way affect, limit or amplify the provisions hereof.

12. Notices. All notices required or permitted to be given hereunder shall be in writing and shall be deemed delivered, whether or not actually received, two days after deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested, addressed to the party to whom notice is being given at the specified address or at such other address as such party may designate by notice:

Employer:	Viasystems Group, Inc.
101 South Hanley Road
St. Louis, Missouri 63105
Attn: Chief Executive Officer

Employee:	Gerald G. Sax
150 Carondelet Plaza
St. Louis, Missouri 63105

13. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. In lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

14. Entire Agreement; Amendments. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. This Agreement may be amended in whole or in part only by an instrument in writing setting forth the particulars of such amendment and duly executed by an officer of Employer expressly authorized by the CEO to do so and by Employee.

15. Waiver. No delay or omission by any party hereto to exercise any right or power hereunder shall impair such right or power or be construed as a waiver thereof. A waiver by any of the parties hereto of any of the covenants to be performed by any other party or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant herein contained. Except as otherwise expressly set forth herein, all remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to any party at law, in equity or otherwise.

16. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same agreement.

17. Governing Law. This Agreement shall be construed and enforced according to the laws of the State of Missouri.

18. Withholding. Employer may withhold from any amount payable under this Agreement all federal, state, or local taxes and any other amounts authorized or required pursuant to any law or government regulation or ruling. Notwithstanding any other provision of this Agreement, Employer shall not be obligated to guarantee any particular tax result for Employee with respect to any payment provided to the Employee hereunder, and, subject to Section 3(d) and Section 6, Employee shall be responsible for any taxes imposed on Employee with respect to any such payment.

19. Section 409A. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code (“Section 409A”), including any regulations, or any other formal guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service. This Agreement shall be administered and interpreted in a manner consistent with this intent. Consistent with that intent, and to the extent required under Section 409A for payments that are to be made in connection with a termination of employment, “termination of employment” shall be limited to such a termination that constitutes a “separation from service” under Section 409A. Notwithstanding any provision of this Agreement to the contrary, if the Employee constitutes a “specified employee” (as defined in Section 409A) on the date of the Employee’s separation from service and if any portion of the payments to be received by the Employee upon a termination of employment would constitute a “deferral of compensation” subject to Section 409A, then to the extent necessary to comply with Section 409A, amounts that would otherwise be payable pursuant to this Agreement during the six-month period immediately following Employee’s termination of employment will instead be paid or made available on the earlier of (i) the first business day of the seventh month after the date of Employee’s termination of employment, and (ii) the Employee’s death. For purposes of application of Section 409A, to the extent applicable, each payment made under this Agreement shall be treated as a separate payment. All reimbursements and in-kind benefits provided under this Agreement that constitute “nonqualified deferred compensation” within the meaning of Code Section 409A shall be made or provided in accordance with Code Section 409A, including, without limitation, that (i) in no event shall reimbursements by the Employer under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred; (ii) the amount of reimbursements or in-kind benefits that the Employer is obligated to pay or provide in any given calendar year shall not affect the reimbursements or in-kind benefits that the Employer is obligated to pay or provide in any other calendar year; (iii) the Employee’s right to have the Employer pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit and (iv) the reimbursements paid, or the in-kind benefits to be provided, shall be determined pursuant to the terms of the applicable benefit plan, policy or agreement and shall be limited to the Employee’s lifetime and the lifetime of the Employee’s eligible dependents.

20. Potential Payment Reduction.

(a) Notwithstanding any other provisions in this Agreement, in the event that any payment or benefit received or to be received by Employee (including, without limitation, any payment or benefit received in connection with a Change in Control or the termination of

Employee’s Employment, whether pursuant to the terms of this Agreement or any other plan, program, arrangement or agreement) (all such payments and benefits, together, the “Total Payments”) would be subject (in whole or in part) to any excise tax imposed under Section 4999 of the Code, or any successor provision thereto (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, agreement, arrangement or program, the Total Payments shall be reduced (but in no event to less than zero) in the following order to the minimum extent necessary so that no portion of the Total Payments is subject to the Excise Tax: (i) cash payments that do not constitute deferred compensation within the meaning of Section 409A, (ii) acceleration of vesting of equity and equity-based awards and non-cash benefits that do not constitute deferred compensation within the meaning of Section 409A and (iii) all other cash payments, acceleration of vesting of equity and equity-based awards and non-cash benefits that do constitute deferred compensation within the meaning of Section 409A (the payments and benefits in clauses (i), (ii) and (iii), together, the “Potential Payments”); provided, however, that the Potential Payments shall only be reduced if (a) the net amount of the Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments), is greater than or equal to (b) the net amount of the Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Employee would be subject in respect of such unreduced Total Payments).

(b) All determinations under this Section 20 shall be made at the expense of the Employer by a nationally recognized accounting firm or law firm selected by the Employer (the “Tax Advisor”). Employer and Employee will each provide the Tax Advisor access to and copies of any books, records and documents in the possession of Employer or Employee, as the case may be, reasonably requested by the Tax Advisor, and otherwise cooperate with the Tax Advisor in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 20.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

EMPLOYER: VIASYSTEMS GROUP, INC.			EMPLOYEE:

By:	/s/ Daniel J. Weber	By:	/s/ Gerald G. Sax
Gerald G. Sax

VIASYSTEMS, INC.

By:	/s/ Daniel J. Weber

VIASYSTEMS TECHNOLOGIES CORP. LLC

By:	/s/ Daniel J. Weber

VIASYSTEMS CANADA HOLDINGS, INC.

By:	/s/ Daniel J. Weber

SHANGHAI VIASYSTEMS EMS CO. LTD.

By:	/s/ Daniel J. Weber

VIASYSTEMS BVI LTD.

By:	/s/ Daniel J. Weber

VIASYSTEMS ASIA PACIFIC COMPANY LTD.

By:	/s/ Daniel J. Weber

VIASYSTEMS EMS (SHENZHEN) COMPANY LTD.

By:	/s/ Daniel J. Weber

KALEX CIRCUIT BOARD (CHINA) LIMITED

By:	/s/ Daniel J. Weber

GUANGZHOU TERMBRAY ELECTRONICS TECHNOLOGY CO. LTD.

By:	/s/ Daniel J. Weber

TERMBRAY CIRCUIT BOARD COMPANY LTD.

By:	/s/ Daniel J. Weber

KALEX CIRCUIT BOARD (GUANGZHOU) LIMITED

By:	/s/ Daniel J. Weber

GUANGZHOU TERMBRAY CIRCUIT BOARD CO. LTD.

By:	/s/ Daniel J. Weber

KALEX MULTI-LAYER CIRCUIT BOARD (ZHONG SHAN) LTD.

By:	/s/ Daniel J. Weber

VIASYSTEMS (SOUTH CHINA) COMPANY LTD.

By:	/s/ Daniel J. Weber

VIASYSTEMS EMS (HONG KONG) COMPANY LTD.

By:	/s/ Daniel J. Weber

VIASYSTEMS KALEX PRINTED CIRCUIT BOARD LIMITED

By:	/s/ Daniel J. Weber

VIASYSTEMS ASIA PACIFIC PROPERTY B.V.I. LIMITED

By:	/s/ Daniel J. Weber

TERMBRAY LAMINATE COMPANY LIMITED

By:	/s/ Daniel J. Weber

GUANGZHOU KALEX LAMINATE COMPANY LTD.

By:	/s/ Daniel J. Weber

VIASYSTEMS ULC

By:	/s/ Daniel J. Weber

VIASYSTEMS BV

By:	/s/ Daniel J. Weber

VIASYSTEMS MOMMERS BV

By:	/s/ Daniel J. Weber

PRINT SERVICE HOLDING NV

By:	/s/ Daniel J. Weber